Exhibit 99.01
December 19, 2008

Mr. Lewis A. Sanders
4 East 66th Street
Apt. 10
New York, NY 10065

Dear Lew:

This letter sets forth the terms of your Retirement Agreement with AllianceBernstein Corporation (the “Company”) and AllianceBernstein L.P. (the “Partnership”).

1.  Effective as of December 31, 2008 (the “Retirement Date”), your employment with the Partnership will terminate.  You acknowledge and agree that, as of December 19, 2008 (the “Resignation Date”), you shall and by your agreement to and acceptance of this letter thereby do resign from any and all officer positions and directorships you hold with the Company and the Partnership and any of their affiliates.  Your continued employment by the Partnership after December 19, 2008 and through December 31, 2008 shall be for the sole purpose of communicating with the Limited Partners of the AllianceBernstein All Asset Deep Value Fund, L.P. regarding the investment program of that entity.

2. Payments/Benefits.  (a) In connection with your retirement and in recognition of your 40 years of service to the Partnership and its predecessor, Sanford C. Bernstein & Co., the Partnership shall pay to you, less applicable tax withholding and other payroll deductions, a lump sum payment of $12,750,000, calculated as provided in clause (ii) of Section 6(a) of your October 26, 2006 employment agreement, as amended (the “Employment Agreement”), on the first business day following six months after the Retirement Date, as well as the other payments described in clauses (i) and (iii) of Section 6(a) of the Employment Agreement in accordance with the terms thereof.

(b) Until the Retirement Date, and in accordance with Company policy, the Company will continue in effect your current medical and dental coverage under its group medical and dental plans. Following the Retirement Date, and until December 31, 2011, the Company shall continue to provide you and your spouse with access to comparable medical and dental coverage and will reimburse you monthly for the cost of such coverage.

(c) Until December 31, 2011, the Company will provide you with (i) a furnished and equipped office at a location of your choice in New York City and the Company will pay for the cost of the lease and operation expenses at a cost not exceeding $12,750 per month, (ii) a subscription to the First Call research service and a Bloomberg terminal, (iii) a secretary with compensation and abilities commensurate with your current secretary and (iv) the services of a company-provided car and chauffer.

(d)  Promptly following the Retirement Date, the Company shall reimburse you for all unreimbursed business expenses incurred by you on or prior to the Retirement Date.

3.   Acknowledgment. You hereby acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will. You further acknowledge that you have been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of your choice. You acknowledge that you have been given a period of 21 days to consider this Agreement before signing it. You may revoke this Agreement within seven days of your signing it.  For such revocation to be effective, written notice must be received by the Company no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement it shall be of no further force and effect.

4. Mutual Release. (a) (i)  In consideration of the payments and benefits to be provided to you pursuant to paragraph 2 above, you, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter referred to collectively as the “LAS Releasors”) forever release and discharge the Company and the Partnership, and their past, present and/or future parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors or assigns and any and all of their past, present and/or future officers, directors, fiduciaries, partners, attorneys, employees, agents, trustees, administrators or assigns, whether acting as agents for the Company or the Partnership or in their individual  capacities (hereinafter referred to collectively as “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the LAS Releasors  ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, in each case relating to your employment with the Partnership or service as an officer or director of the Company or the termination thereof, up to and including the Resignation Date; provided, however, that this Agreement shall not release any claims for the payments and benefits (including indemnification as provided in Paragraph 11) set forth herein or pursuant to any employee benefit plan subject to Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)  Without limiting the generality of the foregoing, but subject to the proviso at the end of subparagraph (a)(i) above, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which the LAS Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation of employment with the Company or Partnership, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities  Act, the Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions or such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (iv) any claim for attorneys’ fees, costs, disbursements and/or the like; and (v) any claim for remuneration of any type, including, without limitation, any claim for any deferred or unvested compensation.

(iii)  You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company Entities in any court or before any administrative or legislative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against the Company Entities.  You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Paragraph 4.

(iv)  You further covenant that you shall not sue, or otherwise consent to participate in any action against, and shall not assist in the instigation, commencement, maintenance, or prosecution of any action, suit, proceeding, or charge against the Company or Partnership based upon any matter released hereby (except as otherwise required by law), nor shall you testify, assist, or participate (except in response to subpoena or judicial order) in such action, suit, proceeding or charge.  This agreement shall not prevent you from filing a charge with the relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.  You further understand that the provisions of this paragraph shall not be effective with respect to, or adversely affect your rights under, the ADEA with respect to any challenge you make under the ADEA to the validity of this Agreement.

(b)  The Company and the Partnership, acting on their own behalf and on behalf of and as agents for the Company Entities, hereby release you and all other LAS Releasors from any and all claims, demands, causes of action, fees and liability of any kind whatsoever, whether known or unknown, which any Company Entity ever had, now have or may have, for, upon or by reason of any matter, cause or thing against you or the other Releasors, in each case relating to your employment with the Partnership or service as an officer or director of the Company or the termination thereof, up to and including the Resignation Date;  provided however, that nothing herein shall act as a waiver of or release from (i) your obligations under this Agreement, and/or (ii) any liabilities, claims and/or demands which directly or indirectly result from any illegal conduct, act of fraud, theft or violation of any material Partnership policy or regulation or law committed by you in connection with your employment with the Partnership and/or (iii) any claim for recovery of a debt owed or subsequently becoming owed by you to the Partnership or its subsidiaries or affiliates.

5.  Cooperation. Following the Retirement Date, you agree that you will cooperate with the Company’s and the Partnership’s reasonable requests relating to matters that pertain to your employment by the Partnership and the transition of your duties to your successor.  In addition, following the Retirement Date, you will cooperate with the Company or the Partnership’s reasonable requests relating to any legal proceedings on behalf of the Company or the Partnership, or otherwise making yourself reasonably available to the Company or the Partnership for other related purposes.  Any such cooperation hereunder will be performed at times scheduled taking into consideration your other commitments and the Partnership will reimburse you for your reasonable expenses incurred in connection with your cooperation.

6.  Nondisparagement. You agree not to make intentionally disparaging remarks about the Company or the Partnership, or their parents, officers, directors, employees or agents.  The Company and the Partnership agree not to make or cause to be made or authorize any public statements intentionally disparaging or defaming you or your reputation.

7.  Company Property.  No later than the Retirement Date, you shall return to the Company all documents, files and property belonging to the Company.

8.  Binding Agreement; Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, the Partnership and you and their and your respective successors, heirs (in your case) and assigns.  Any successor of the Company or the Partnership shall assume the obligations of the Company or the Partnership, as the case may be, under this Agreement and perform any duties and responsibilities in the same manner and to the same extent that the Company or the Partnership would be required to perform if no such succession had taken place.

9.  Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.  Additionally, the parties hereto agree that if you breach the terms of Paragraphs 4, 5 or 6, or the Company or the Partnership breaches the terms of Paragraph 5,  it shall constitute a material breach of this Agreement as to which the Company and/or the Partnership on the one hand, or you on the other, may seek all relief available under the law.

10.  Entire Agreement.  Except as expressly provided herein, effective as of the Retirement Date, all prior agreements, including the Employment Agreement, relating to your employment by the Partnership and its affiliates will terminate and be of no further effect.  This Agreement contains the entire understanding with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, among you, the Company, the Partnership or any affiliate thereof with respect to the subject matter hereof.

11.  Attorney’s Fees.  The Company shall pay all reasonable attorneys’ and related fees and expenses incurred by you in connection with your retirement as provided herein.

12.  Indemnification.  From and after the Retirement Date, you shall continue to be an “Indemnified Person” under the Agreement of Limited Partnership of the Partnership and shall continue to be covered by the Partnership’s director’s and officer’s liability policies, in each case in respect of conduct occurring on or prior to the Retirement Date.

13.  Dispute Resolution.  Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, under the auspices of the American Arbitration Association and the rulings of said arbiters shall be enforceable by any court of competent jurisdiction.

14.  Section 409A Compliance.  If any payments hereunder are made in installments, for purposes of Code Section 409A, each installment shall be treated as a right to receive a separate payment. Whenever a payment under this Agreement specifies a payment with reference to within a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Partnership.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

This Agreement may not be altered, modified or amended except by written instrument signed by you, the Company and the Partnership.  This Agreement shall be governed by New York law, without reference to principles of conflicts of law.

Sincerely,

ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION,
its General Partner and on its own behalf

By:	/s/ Gerald M. Lieberman
Gerald M. Lieberman
President and Chief
Operating Officer

AGREED TO AND ACCEPTED BY

/s/ Lewis A. Sanders
Lewis A. Sanders

December 19, 2008
Date

STATE OF NEW YORK

COUNTY OF NEW YORK

On this 19th day of December, 2008, before me personally came Lewis A. Sanders, known to me to be the person described and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

Tyena Iglesias
Notary Public